Exhibit 99.1

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

Omega Protein Announces Atlantic States Marine Fisheries Commission Votes for Menhaden Restriction Regulations

HOUSTON, TX – December 17, 2012 – Omega Protein Corporation (NYSE:OME), a nutritional ingredient Company and the nation’s leading vertically integrated producer of omega-3 fish oil and specialty fish meal products, announced today that the Atlantic States Marine Fisheries Commission (ASMFC) has approved a 20% decrease in fish catch for the Atlantic Coast menhaden bait and reduction fisheries.   The decrease is based on the 2009 to 2011 three year catch average and is expected to take effect, if ratified by the member ASMFC states, in the 2013 fishing season. The restriction will remain in place for at least the next two years until the ASMFC evaluates the next Atlantic menhaden stock assessment, which is expected to be completed by the National Marine Fisheries Service by the end of 2014 .

The restriction will limit the total amount of Atlantic menhaden that can be landed by both the reduction fishery, conducted by Omega Protein, and the bait fisheries, conducted by other third parties, to 170,800 metric tons.  Omega Protein’s Atlantic menhaden catch averaged approximately 167,000 metric tons per year based on the 2009 to 2011 three year average. In 2011 the Company’s Atlantic menhaden catch was 174,000 metric tons.  The ASMFC also voted to allocate the quota to each state based on historical catch data, and the Company expects that Virginia will preserve the reduction fisheries historic share of total reduction and bait landings.

“Omega Protein has been fishing these Atlantic waters for a century and no one is more interested in the sustainability of the resource than we are. However, we are disappointed by the ASMFC’s decision to adopt these harvest reductions,” said Bret D. Scholtes, Chief Executive Officer of Omega Protein. “There is significant scientific consensus that the most recent assessment of the Atlantic menhaden stock has a negative bias that underestimates the population.  We therefore believe these measures are premature, if not wholly unnecessary. Omega Protein remains committed to participating in future management actions, and remains hopeful for a more science-based decision making process that preserves both the menhaden resource and the working communities whose economies are sustained by the menhaden fishery.”

About Omega Protein

Omega Protein Corporation is a nutritional ingredient company that serves the human and animal nutrition markets.  Omega Protein is the nation's leading vertically integrated producer of omega-3 fish oil and specialty fish meal products, which are made from menhaden, an omega-3 rich fish which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.  The Company also sells a variety of non-marine ingredients to the dietary supplement industry.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the sale of the Company’s products or  the Company’s operations, including the ASMFC restrictions on the Company’s menhaden fishing operations referred to above, (3) the final laws or regulations implementing the ASMFC guidelines that may be adopted by the ASMFC member states which may differ materially from the ASMFC guidelines, (4) the timetable for implementation of these ASMFC guidelines by the ASMFC member states, (5) the allocation between the bait and reduction industries as may be finally approved by the Commonwealth of Virginia, and (6) the impact of worldwide supply and demand relationships on prices for the Company’s products.  Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.